EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of October 19, 2002

Among

KING PHARMACEUTICALS, INC.,

MERLIN 2002 ACQUISITION CORP.

And

MERIDIAN MEDICAL TECHNOLOGIES, INC.

TABLE OF CONTENTS

Page

ARTICLE I
The Merger

SECTION 1.01. The Merger	1
SECTION 1.02. Closing	2
SECTION 1.03. Effective Time	2
SECTION 1.04. Effects of the Merger	2
SECTION 1.05. Certificate of Incorporation and By-laws	2
SECTION 1.06. Directors	2
SECTION 1.07. Officers	3

ARTICLE II
Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates

SECTION 2.01. Effect on Capital Stock	3
SECTION 2.02. Exchange of Certificates	4

ARTICLE III
Representations and Warranties

SECTION 3.01. Representations and Warranties of the Company	7
SECTION 3.02. Representations and Warranties of Parent and Sub	44

ARTICLE IV
Covenants Relating to Conduct of Business

SECTION 4.01. Conduct of Business	47
SECTION 4.02. No Solicitation	53

ARTICLE V
Additional Agreements

SECTION 5.01. Preparation of the Proxy Statement; Stockholders’ Meeting	56
SECTION 5.02. Access to Information; Confidentiality	57
SECTION 5.03. Commercially Reasonable Efforts	58
SECTION 5.04. Company Stock Options	59
SECTION 5.05. Indemnification, Exculpation and Insurance	60

(i)

(ii)

Annex I	Index of Defined Terms
Exhibit A	Certificate of Incorporation of the Surviving Corporation

(iii)

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 19, 2002, among KING PHARMACEUTICALS, INC., a Tennessee corporation (“Parent”), MERLIN 2002 ACQUISITION CORP., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”), and MERIDIAN MEDICAL TECHNOLOGIES, INC., a Delaware corporation (the “Company”).

          WHEREAS the Board of Directors of each of the Company and Sub has approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.10 per share, of the Company (“Company Voting Common Stock”) and each issued and outstanding share of Class A common stock, par value $.10 per share, of the Company (“Company Nonvoting Common Stock”, and, together with the Company Voting Common Stock, “Company Common Stock”), other than (i) shares of Company Common Stock directly owned by Parent, Sub or the Company and (ii) the Appraisal Shares, will be converted into the right to receive $44.50 in cash; and

          WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

          SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

          SECTION 1.02. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the first business day after satisfaction or (to the extent permitted by law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

          SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

          SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

          SECTION 1.05. Certificate of Incorporation and By-laws. (a) The First Amended and Restated Certificate of Incorporation of the Company (the “Company Certificate”) shall be amended at the Effective Time to be in the form of Exhibit A and, as so amended, such Company Certificate shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The By-laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the direc-

tors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent
Corporations; Exchange of Certificates

     SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Sub:

(a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancelation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is directly owned by the Company, Parent or Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b) and the Appraisal Shares) shall be converted into the right to receive $44.50 in cash, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such Appraisal Shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall be automatically canceled, shall cease to exist and shall no longer be outstanding, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

          SECTION 2.02. Exchange of Certificates. (a) Paying Agent. As of the Effective Time, Parent shall appoint Mellon Investor Services, LLC or another bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. From time to time after the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration as and when required to be paid pursuant to this

Agreement(such cash being hereinafter referred to as the “Exchange Fund”).

          (b) Exchange Procedures. As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in such form and have such other provisions as Parent may specify and shall be reasonably acceptable to the Company) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any fiduciary or surety bonds or any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

          (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article II.

          (d) Termination of the Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration pursuant to the provisions of this Article II.

          (e) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

          (f) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid solely to Parent. Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates to receipt of the Merger Consideration as provided herein.

          (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond or surety in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such

Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

          (h) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

ARTICLE III

Representations and Warranties

          SECTION 3.01. Representations and Warranties of the Company. Except as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Sub as follows:

(a) Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted and as currently proposed by its management to be conducted, except where the failure to possess such governmental licenses, permits, authorizations and approvals individually or in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect. The Company has delivered to Parent prior to the execution of this Agreement true, complete and correct copies of the Company Certificate and its By-laws (the “Company By-laws”), and the comparable organizational documents of each of its Subsidiaries, in each case as amended to the date hereof. The Company has made available to Parent true, complete and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the stockholders of the Company and each of its Subsidiaries, the Board of Directors of the Company and each of its Subsidiaries and the committees of each of such Board of Directors, in each case held since January 1, 1999.

(b) Subsidiaries. (i) Section 3.01(b)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company and, for each such Subsidiary, the state of incorporation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, claims, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity.

(ii) The information set forth on Section 3.01(b)(ii) of the Company Disclosure Letter is true and correct in all material respects. Neither the Company nor any of its Subsidiaries has any liability, whether direct or derivative, to any of the stockholders of MTEC, Inc. with respect to actions taken or events that have occurred prior to the date of this Agreement, including by virtue of any liability that the

Company or any of its Subsidiaries (other than MTEC, Inc.) may have to MTEC, Inc., except, in the case of MTEC, Inc., any liability owed to such stockholders representing a claim to such stockholders’ proportionate share of the current net assets of MTEC, Inc.

(c) Capital Structure. The authorized capital stock of the Company consists of 17,800,000 shares of Company Voting Common Stock, 200,000 shares of Company Nonvoting Common Stock and 2,000,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”). At the close of business on October 18, 2002, (i) 4,514,145 shares of Company Voting Common Stock were issued and outstanding, (ii) 30,176 shares of Company Voting Common Stock were held by the Company in its treasury, (iii) 1,392,747 shares of Company Voting Common Stock were reserved and available for issuance pursuant to the 1986 Stock Option Plan of the Company, as amended, the Brunswick Biomedical Corporation 1993 Stock Option Plan, the 1997 Long-Term Incentive Plan of the Company, as amended, the 2000 Stock Incentive Plan of the Company, as amended, and the Employee Stock Purchase Plan of the Company (such plans, collectively, the “Company Stock Plans”) (of which 1,246,059 shares of Company Voting Common Stock were subject to outstanding Company Stock Options), (iv) no shares of Company Nonvoting Common Stock or Company Preferred Stock were issued or outstanding or were held by the Company as treasury shares and (v) warrants to acquire 127,262 shares of Company Common Stock from the Company pursuant to the warrant agreements identified on Schedule 3.01(c) of the Company Disclosure Letter and previously delivered in complete and correct form to Parent (the “Warrants”) were issued and outstanding. Except as set forth above in this Section 3.01(c), at the close of business on October 18, 2002, no shares of capital stock or other voting securities or equity interests of the Company or options, warrants or other rights to acquire or receive any such stock, securities or interests were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than Company Stock Options and Warrants) that are linked to the value of Company Common Stock (collectively, “Company Stock-Based Awards”). Section 3.01(c) of the Company Disclosure Letter sets forth a true, complete and correct list, at the close of business on October 18, 2002, of all outstanding options to purchase shares of Company Common Stock (collectively, “Company Stock Options”) and all outstanding Company Stock-Based Awards granted under the Company Stock Plans or otherwise (other than rights under the Company’s Employee Stock Purchase Plan (“ESPP”)), and all outstanding Warrants, the number of shares of Company Common Stock (or other stock) subject thereto, the grant dates, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof and the names of the holders thereof. All (i) outstanding Company Stock Options (other than rights under the ESPP) and (ii) other outstanding Company Stock-Based Awards are evidenced by stock option agreements or other award agreements, in each case in the forms set forth in Section 3.01(c) of the Company Disclosure Letter, and no stock option agreement or other award agreement contains terms that are inconsistent wit h such forms. The Company does not have any rights to repurchase at a fixed purchase price outstanding shares of Company Common Stock and no Company Stock Options or other outstanding Company Stock-Based Awards are evidenced by restricted stock purchase agreements. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Company Stock Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Stock Option. At the close of business on October 18, 2002, there were outstanding Company Stock Options (other than rights under the ESPP) to purchase 1,246,059 shares of Company Common Stock with exercise prices on a per share basis lower than the Merger Consideration, and the weighted average exercise price of such Company Stock Options was equal to $11.106. The maximum number of shares of Company Common Stock that could be purchased with accumulated payroll deductions under the ESPP at the close of business on December 31, 2002 (assuming for such purpose that the fair market value of a share of Company Common Stock on such date is equal to the Merger Consideration and payroll deductions continue at the current rate) is 3,993. Each Company Stock Option (other than under the ESPP) may, by its terms, be canceled in connection with the transactions contemplated hereby, and each right under the ESPP may, by its terms, be terminated, in each case as provided by Section 5.04(a). All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options, Company Stock-Based Awards or the Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 3.01(c), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or Warrants or settlement of Company Stock-Based Awards, in each case outstanding on the date of this Agreement in accordance with their terms on the date of this Agreement), (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries and (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities.

(d) Authority; Noncontravention. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to receipt of the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (iii) directing that the adoption of this Agreement be submitted as promptly as practicable to a vote at a meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way except as permitted by Section 4.02(b). The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries under, (x) the Company Certificate or the Company By-laws or the comparable organizational documents of any of its Subsidiaries, (y) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license, whether oral or written, that is in force and effect (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or assets is subject or (z) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or

(B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any other applicable competition, merger control, antitrust or similar law or regulation, (2) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the adoption by the stockholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (4) any filings required under the rules and regulations of the Nasdaq National Market and (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect.

(e) SEC Documents. The Company has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since January 1, 1999 (the “SEC

Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by an SEC Document filed by the Company and publicly available prior to the date of this Agreement (a “Filed SEC Document”), none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) of the Company included in the SEC Documents when filed complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). Except as set forth in the most recent financial statements included in the Filed SEC Documents, neither the Company nor any of its Subsidiaries has any material liabilities of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities arising after the date of the balance sheet included in such financial statements which were incurred in the ordinary course of business of the Company consistent with past practice. None of the Subsidiaries of the Company are, or have at any time since January 1, 1999 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act or similar foreign Legal Provisions.

(f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement, since the date of the most recent audited financial statements included in the Filed SEC Documents, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and since such date there has not been (i) any Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or any of its Subsidiaries, (iii) any purchase, redemption or other acquisition of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities (except upon the exercise of options and warrants disclosed in the Company Disclosure Letter to the extent net exercises are provided for in the plans or agreements governing such options or warrants), (iv) any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of their respective capital stock, (v) (A) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or consultant of the Company or its Subsidiaries of any material increase in compensation, bonus or fringe or other benefits or any granting of any type of compensation or benefits to any current or former director, officer, employee or consultant not previously receiving or entitled to receive such type of compensation or benefit, except for normal increases in cash compensation in the ordinary course of business consistent with past practice or as was required under any Company Benefit Agreement or Company Benefit Plan in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (B) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries of any right to receive any material increase in severance or termination pay, or (C) any entry by the Company or any of its Subsidiaries into, or any material amendments of, (1) any employment, deferred compensation, consulting, severance, change of control, termination or indemnification agreement or any other material agreement, plan or policy with or involving any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries or (2) any agreement with any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement (all such agreements under this clause (C), collectively, “Company Benefit Agreements”), except as required to comply with applicable Legal Provisions, (D) any adoption of, any material amendment to or any termination of any Company Benefit Plan, except as required to comply with applicable Legal Provisions, or (E) any payment of any benefit under, or the grant of any award under, or any amendment to, or termination of, any bonus, incentive, performance or other compensation plan or arrangement, Company Benefit Agreement or Company Benefit Plan (including in respect of stock options, “phantom” stock, stock appreciation rights, restricted stock, “phantom” stock rights, restricted stock units, deferred stock units, performance stock units or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Benefit Agreement or Company Benefit Plan or awards made thereunder) except as required to comply with applicable Legal Provisions or any Company Benefit Agreement or Company Benefit Plan in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (vi) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect, (vii) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP, or (viii) any material tax election or any settlement or compromise of any material income tax liability.

(h) Litigation. Except as disclosed in the Filed SEC Documents, there is no material suit, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective assets, nor is there any material judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries or any of their respective assets.

(i) Contracts. (i) Except as disclosed in the Filed SEC Documents, neither the Company nor any of its Subsidiaries is a party to, and none of their respective properties or assets is subject to, any contract or agreement that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any third party is in violation in any material respect of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material Contract to which it is a party or by which it or any of its properties or assets is bound.

(ii) Except for Contracts filed in unredacted form as exhibits to the Filed SEC Documents, Section 3.01(i)(ii) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement, and the Company has made available to Parent prior to the date of this Agreement true, complete and correct copies (including all amendments, modifications, schedules, exhibits, appendices and attachments thereto) of:

(A) all Contracts of the Company or any of its Subsidiaries made in the ordinary course of business having an aggregate value, or involving payments by or to the Company or any of its Subsidiaries, of more than $100,000;

(B) all Contracts with respect to real property leased by the Company or any of its Subsidiaries as lessee or sublessee;

(C) all Contracts to which the Company or any of its Subsidiaries is a party, or that purports to be binding upon the Company or any of its Subsidiaries, that contain a covenant not to compete with any person or business or in any area or that restricts in any respect the research, development, distribution, training, sale, supply, license, marketing or manufacturing of products or services of the Company or any of its Subsidiaries;

(D) all Contracts of the Company or any of its Subsidiaries with any Affiliate, director, officer, employee or greater than 5% shareholder of the Company (other than with any of the Company’s Subsidiaries and other than the Company Benefit Agreements);

(E) all Contracts to which the Company or any of its Subsidiaries is party granting to any third party any license to any material property, asset or right;

(F) all confidentiality, standstill or similar agreements to which the Company or any of its Subsidiaries is a party (in the case of confidentiality agreements, the primary purpose of which is to protect confidential information);

(G) all joint venture, partnership or other similar agreements to which the Company or any of its Subsidiaries is a party;

(H) all loan agreements, credit agreements, notes, debentures, bonds, mortgages, indentures and other agreements, leases or instruments of a similar nature (collectively, “debt obligations”) pursuant to which any indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of its Subsidiaries of any debt obligations of any other person (other than the Company or any of its Subsidiaries), including the respective aggregate principal amounts outstanding as of the date of this Agreement;

(I) all Contracts with the Company or any of its Subsidiaries that is a prime contract, subcontract, facility contract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, change order or other contractual arrangement of any kind with (1) a Governmental Entity, (2) any prime contractor of a Governmental Entity or (3) any subcontractor with respect to any contract of a type described in clauses (1) or (2) above (each, “a Government Contract”); and

(J) all Contracts to which the Company or any of its Subsidiaries is a party relating to the research, development, distribution, training, sale, supply, license, marketing or manufacturing by third parties of any product of the Company or any Subsidiary of the Company or any product licensed by the Company or any Subsidiary of the Company.

(iii) None of the Contracts to which the Company or any of its Subsidiaries is a party relating to the research, development, distribution, training in respect of, sale, supply, license, marketing or manufacturing by third parties of any product of the Company (A) grant an exclusive right to such third party for the research, development, distribution, supply, license, marketing or manufacturing of any such product, (B) grant any royalties to such third party or (C) grant to such third party any right of first refusal, right of first offer or other preferential right with respect to the acquisition, purchase, disposition or divestiture of any asset, property, product or right of the Company or any of its Subsidiaries.

(j) Compliance with Laws; Environmental Matters. (i) Each of the Company and its Subsidiaries is in compliance in all material respects with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity applicable to it, its properties or assets or its business or operations (collectively, “Legal Provisions”). Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, quotas, franchises, licenses, notices, permits, consents, registrations and rights of or with all Governmental Entities (collectively, “Permits”), including all Permits under the United States Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), and the regulations of the Federal Food and Drug

Administration (the “FDA”) promulgated thereunder, necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted and as currently proposed by its management to be conducted. There has occurred no default under, or material violation of, any such Permit. There is no suit, action or proceeding pending, or, to the Knowledge of the Company, threatened that alleges a default or material violation of any such Permit and, to the Knowledge of the Company, there are no facts which could reasonably be expected to give rise to a default or material violation of any such Permit. The consummation of the Merger would not cause the revocation, cancelation default or violation of any such Permit. To the Knowledge of the Company, no material action or investigation by any Governmental Entity and no material suit, action or proceeding by any other person, in each case with respect to the Company or any of its Subsidiaries or any of their respective properties or assets under any Legal Provision, is pending or threatened.

(ii) Except for those matters that individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect:

          (A) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws (as defined below), and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company is or may be in violation of, or may have any liability under, any Environmental Law;

          (B) (1) each of the Company and its Subsidiaries validly possesses and is in compliance with all material Permits required under Environmental Laws to own, lease or operate its properties or assets and to carry on its business and operations as presently conducted, (2) all such environmental Permits are valid and in good standing, and (3) neither the Company nor its Subsidiaries has been advised by any Governmental Entity of any actual or potential change in the status or terms and conditions of any such Permit;

          (C) there are no Environmental Claims (as defined below) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries;

          (D) there has been no Release(as defined below) or Treatment, Storage and/or Disposal (as defined below) of Hazardous Materials (as defined below) that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, against any person whose liabilities for such Environmental Claims the Company or any of its Subsidiaries has, or may have, retained or assumed, either contractually or by operation of law;

          (E) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries; and

          (F) to the Knowledge of the Company, there are no facts, circumstances or conditions that could reasonably be expected to form the basis for any Environmental Claim against or affecting the Company or any of its Subsidiaries.

          The term “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any person alleging liability of any kind or nature arising out or, based on or resulting from (y) the presence or Release of, or exposure to, any Hazardous Material at any location or (z) the failure to comply with any Environmental Law. The term “Environmental Law” means any United States Federal, state and local or foreign (including those of the United Kingdom, Northern Ireland and the European Union) laws, statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, common law, notices, Permits, treaties or binding agreements issued, promulgated or entered into by or with any Governmental Entity, relating in any way to pollution, the environment, natural resources or human health and safety, as all may be amended from time to time. The term “Hazardous Materials” means (1) petroleum products and by-products, asbestos and asbestos-containing materials, radioactive materials or wastes, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, or ozone-depleting substances; and (2) any other chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law. The term “Release” means any actual or threatened release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or within any building, structure, facility or fixture. The term “Treatment, Storage and/or Disposal” means treatment, storage and/or disposal under Environmental Laws, including under the Resource Compensation and Recovery Act, 42 U.S.C. 6901 et seq.

(k) Absence of Changes in Company Benefit Plans. Except (i) as disclosed in the Filed SEC Documents or (ii) as required to comply with applicable Legal Provisions, since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been any adoption or amendment by the Company or any of its Subsidiaries of any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement or understanding (whether or not legally binding) maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other substantially similar Legal Provisions of the United Kingdom, Northern Ireland and the European Union (each, a “Commonly Controlled Entity”), in each case providing benefits to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries (collectively, excluding collective bargaining agreements the “Company Benefit Plans”) other than immaterial Company Benefit Plans that do not provide benefits to directors, officers or senior management of the Company, or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plans, or any change in the manner in which contributions to any Company Pension Plans are made or the basis on which such contributions are determined. Except as disclosed in the Filed SEC Documents, there exist no currently binding Company Benefit Agreements.

(l) Labor Relations. There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.

None of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary. Since January 1, 1999, neither the Company nor any of its Subsidiaries has experienced any union organization attempts or work stoppage due to labor disagreements. Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable statutes, laws, ordinances, rules and regulations relating to employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. The Company has not received written notice of any unfair labor practice charge or complaint against the Company or any of its Subsidiaries which is pending and, to the Knowledge of the Company, there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries threatened before the National Labor Relations Board or any comparable state or foreign agency or authority, including any agency or authority of the United Kingdom, Northern Ireland or the European Union. There is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries. To the Knowledge of the Company, no question concerning representation has been raised or is threatened with respect to the employees of the Company or any of its Subsidiaries. No employment-related grievances that are individually or in the aggregate reasonably likely to have a Material Adverse Effect, nor any arbitration proceedings arising out of collective bargaining agreements, are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. Except as disclosed in the Filed SEC Documents, since January 1, 1999, neither the Company nor any of its Subsidiaries has engaged in any “plant closing” or “mass layoff”, as defined in the Worker Adjustment Retraining and Notification Act, or engaged in any similar activities for purposes of any comparable state or local law or the laws of foreign jurisdictions, including the United Kingdom, Northern Ireland and the European Union, in each case without complying in all material respects with the notice requirements and other applicable provisions of such laws.

(m) ERISA Compliance. (i) Section 3.01(m)(i) of the Company Disclosure Letter contains a true, complete and correct list of each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (sometimes referred to herein as a “Company Pension Plan”), each Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other Company Benefit Plans. The Company has made available to Parent true, complete and correct copies of (A) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof), (B) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect to each Company Benefit Plan (if any such report was required), (C) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (D) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan, if any. Each Company Benefit Plan has been administered in all material respects in accordance with its terms. The Company, its Subsidiaries and all the Company Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws relating to the Company Benefit Plans, including laws of foreign jurisdictions (including the United Kingdom, Northern Ireland and the European Union) relating to the Company Benefit Plans, and the terms of all collective bargaining agreements.

(ii) All Company Pension Plans intended to be tax-qualified (other than any Company Multiemployer Pension Plan) have received favorable determination letters from the IRS with respect to “TRA” (as defined in Section 1 of Rev. Proc. 93-39), and have timely filed with the IRS determination letter applications with respect to “GUST” (as defined in Section 1 of Notice 2001-42), to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (or, to the Knowledge of the Company, has revocation been threatened) and, to the Knowledge of the Company, no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would materially adversely affect the qualification of such Company Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA. All Company Pension Plans required by applicable law to have been approved by any foreign Governmental Entity, including any Governmental

Entity of the United Kingdom, Northern Ireland or the European Union, have been so approved, no such approval has been revoked (or, to the Knowledge of the Company, has revocation been threatened) and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Company Pension Plan that would materially affect any such approval relating thereto or materially increase the costs relating thereto. The Company has made available to Parent a true, complete and correct copy of the most recent determination letter received with respect to each Company Pension Plan, if any, as well as a true, complete and correct copy of each pending application for a determination letter, if any. The Company has also made available to Parent a true, complete and correct list of all amendments to any Company Pension Plan as to which a favorable determination letter has not yet been received.

(iii) No Company Pension Plan, other than any Company Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Company Multiemployer Pension Plan”) is subject to Section 412 of the Code or Title IV or Section 302 of ERISA. No liability under Title IV of ERISA which has not been satisfied in full has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA) or Company Multiemployer Pension Plan, in each case currently or formerly maintained or contributed to (or required to be maintained or contributed to) by any of the Company, its Subsidiaries or any Commonly Controlled Entity. Neither the Company nor any of its Subsidiaries has incurred a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Company Multiemployer Pension Plan.

(iv) Except as would not give rise to any material liability, all material reports, returns and similar documents with respect to all Company Benefit Plans required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed. None of the Company or any of its Subsidiaries has received written notice of, and to the Knowledge of the Company, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that could reasonably be expected to give rise to any material liability, and, to the Knowledge of the Company, there are not any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

(v) Except as would not give rise to any material liability, all contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference into the Filed SEC Documents.

(vi) With respect to each Company Benefit Plan, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) in which the Company or any of its Subsidiaries or any of their respective employees, or, to the Knowledge of the Company, any trustee, administrator or other fiduciary of such Company Benefit Plan, or, to the Knowledge of the Company, any agent of the foregoing, has engaged that could subject the Company or any of its Subsidiaries or any of their respective employees, or a trustee, administrator or other fiduciary of any trust created under any Company Benefit Plan, to a material tax or penalty on prohibited transactions imposed by Section 4975 of the Code or sanction imposed under Title I of ERISA and (B) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any trustee, administrator or other fiduciary of any Company Benefit Plan nor any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in any manner, that could reasonably be expected to subject the Company or any of its Subsidiaries or, to the Knowledge of the Company, any trustee, administrator or other fiduciary, to any liability for breach of fiduciary duty under ERISA or any material liability for breach of fiduciary duty under any other applicable law. No Company Benefit Plan or related trust has been terminated, nor has there been any “reportable event” (as that term is defined in Section

4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any Company Benefit Plan during the last five years.

(vii) Section 3.01(m)(vii) of the Company Disclosure Letter discloses whether each Company Benefit Plan that is an employee welfare benefit plan is (A) unfunded or self-insured, (B) funded through a “welfare benefit fund”, as such term is defined in Section 419(e) of the Code, or other funding mechanism or (C) insured. Each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability to the Company or any of its Subsidiaries at any time after the Effective Time. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of Section 4980B(f) of the Code or any similar state statute with respect to each Company Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code or such state statute. Neither the Company nor any of its Subsidiaries has any material obligations for retiree health, dental or life insurance benefits under any Company Benefit Plan (other than (i) for continuation coverage required under Section 4980(f) of the Code, (ii) death or retirement benefits under any Company Pension Plan or (iii) benefits, the full cost of which, including any cost to the Company or any of its Subsidiaries, is payable by current or former employees or directors (or their beneficiaries)).

(viii) None of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (including as a result of any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries to severance or termination pay, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (C) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.

(ix) Neither the Company nor any of its Subsidiaries has any material liability or obligations,

including under or on account of a Company Benefit Plan, arising out of the hiring of persons to provide services to the Company or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries.

(x) No deduction by the Company or any of its Subsidiaries in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code.

(n) No Excess Parachute Payments. Other than payments or benefits that may be made to the persons listed in Section 3.01(n) of the Company Disclosure Letter (“Primary Company Executives”), no amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval, the consummation of the Merger or any other transaction contemplated by this Agreement (including as a result of termination of employment on or following the Effective Time) by or for the benefit of any director, officer, employee or consultant of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in the 1989 proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan, Company Benefit Agreement or otherwise would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), and no disqualified individual is entitled to receive any additional payment from the Company or any of its Subsidiaries, the Surviving Corporation or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual (a “Parachute Gross Up Payment”). Section 3.01(n) of the Company Disclosure Letter sets forth, calculated as of the date of this Agreement, (i) a good faith estimate of the “base amount” (as such term is defined in Section 280G(b)(3) of the Code) for each Primary Company Executive and each other disqualified individual (defined as set forth above) whose Company Stock Options will vest pursuant to their terms in connection with the execution and delivery of this Agreement, the obtaining of the Stockholder Approval, the consummation of the Merger or any other transaction contemplated by this Agreement (including as a result of any termination of employment on or following the

Effective Time) and (ii) the estimated maximum amount that could be paid or provided to each Primary Company Executive as a result of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval, the consummation of the Merger or any other transaction contemplated by this Agreement (including as a result of any termination of employment on or following the Effective Time).

(o) Taxes. (i) Each of the Company and its Subsidiaries and each Company Consolidated Group has filed or has caused to be filed all material tax returns required to be filed by it, and all such returns are complete and accurate in all material respects. Each of the Company and its Subsidiaries and each Company Consolidated Group has paid or caused to be paid (or the Company has paid on its behalf) all material taxes due and owing, and the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve (excluding any reserves for deferred taxes) for all material taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

(ii) No deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy for any taxes have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries or any Company Consolidated Group which have not been settled and paid. All assessments for taxes due and owing by the Company or any of its Subsidiaries or any Company Consolidated Group with respect to completed and settled examinations or concluded litigation have been paid. There is no currently effective agreement or other document with respect to the Company or any of its Subsidiaries extending, or having the effect of extending, the period of assessment or collection of any taxes.

(iii) None of the Company or any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period but was not recognized for tax purposes in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of United States Federal, state, local or United Kingdom,

Northern Ireland or other European Union or other non-United States tax law.

(iv) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(v) The Company and its Subsidiaries have complied in all material respects with all applicable statutes, laws, ordinances, rules and regulations relating to the payment and withholding of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any United States Federal, state or local or United Kingdom, Northern Ireland or other European Union or other non-United States tax laws) and have, within the time and the manner prescribed by law, withheld from and paid over to the proper Governmental Entities all material taxes required to be so withheld and paid over under applicable laws.

(vi) None of the Company or any of its Subsidiaries was, at any time during a period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(vii) Neither the Company nor any of its Subsidiaries (A) is a party to any tax sharing, allocation or indemnification agreement other than an agreement exclusively among the Company or its Subsidiaries, or (B) has any liability for the taxes of any person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or United Kingdom, Northern Ireland or other European Union or other non-United States tax law.

(viii) As used in this Agreement, (A) a “tax” or “taxes” shall mean all United States Federal, state or local or United Kingdom, Northern Ireland or other European Union or other non-United States income, property, sales, excise and other taxes and similar governmental charges, including any interest, penalties and additions with respect thereto imposed by any Governmental Entity, (B) “tax return” shall mean any United States Federal, state or local or United Kingdom, Northern Ireland or other European Union or other non-United States and other applicable return, declaration, report, claim for refund, information return or similar statement required to be filed by or with a Governmental Entity with respect to any tax, and (C) “Company Consolidated Group” shall mean any affiliated group within the meaning of Section 1504(a) of the Code, in which the Company (or any Subsidiary of the Company) is or has ever been a member or any group of corporations with which the Company files, has filed or is or was required to file an affiliated, consolidated, combined, unitary or aggregate tax return.

(p) Title to Properties. (i) Each of the Company and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its real property and personal property except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not materially interfered with, and could not reasonably be expected to materially interfere with, its ability to conduct its business as presently conducted and as currently proposed by its management to be conducted. All such real property and personal property, other than real property and personal property in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for Liens that individually or in the aggregate have not materially interfered with, and could not reasonably be expected to materially interfere with, the ability of the Company or any of its Subsidiaries to conduct their respective businesses as presently conducted and as currently proposed by its management to be conducted.

(ii) Each of the Company and its Subsidiaries, and, to the Knowledge of the Company, each third party has complied in all material respects with the terms of all leases to which the Company or one of its Subsidiaries is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects. Neither the

Company nor any of its Subsidiaries has received a written notice from any third party of a fact that could reasonably be expected to be materially detrimental to the continued enjoyment by the Company or any of its Subsidiaries of its peaceful and undisturbed possession under all leases to which it is a party and under which it is in occupancy.

(q) Intellectual Property. (i) Each of the Company and its Subsidiaries exclusively owns all rights, title and interest in, to and under, or is validly licensed or otherwise has the exclusive right (A) to use (without any obligation to make any fixed or contingent payments, including royalty payments) all patents, patent applications, trademarks, trademark registrations and applications, trademark rights, tradenames, tradename registrations and applications, tradename rights, domain names, service marks, service mark registrations and applications, service mark rights, copyrights, copyright registrations and applications, software, technical know-how, trade secrets and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) listed on Section 3.01(q)(iv) of the Company Disclosure Letter, and (B) to make, use, sell, offer for sale, import and/or export the products, methods, processes, compositions, compounds, devices, articles of manufacture and subject matter covered by or embodied under such Intellectual Property Rights listed on Section 3.01(q)(iv) of the Company Disclosure Letter, in each case free and clear of all Liens. The Company and its Subsidiaries have good and marketable title in, to and under those certain Intellectual Property Rights listed on Section 3.01(q)(iv) of the Company Disclosure Letter that are owned by the Company or any of its Subsidiaries.

(ii) Neither the Company or any of its Subsidiaries has been notified or has Knowledge of any pending or threatened claims, disputes, charges, conflicts, actions, allegations or challenges that the Company or any of its Subsidiaries is infringing or violating or has infringed or violated or will infringe or violate (including with respect to the manufacture, use, sale, offer for sale, importation or exportation by the Company or any of its Subsidiaries of their respective products, methods, processes, compositions, compounds, devices or articles of manufacture) any material Intellectual Property Right of any other person. To the Knowledge of the Company, no person or persons are infringing or violating or have infringed or violated or will infringe or violate the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right listed on Section 3.01(q)(iv) of the Company Disclosure Letter.

(iii) No claims, disputes, charges, conflicts, actions, allegations or challenges are pending or, to the Knowledge of the Company, threatened with regard to (A) the ownership by the Company or any of its Subsidiaries of any of their respective Intellectual Property Rights listed on Section 3.01(q)(iv) of the Company Disclosure Letter that are owned by the Company or any of its Subsidiaries or (B) the licenses for the Intellectual Property Rights listed on Section 3.01(q)(iv) of the Company Disclosure Letter that are licensed to the Company or any of its Subsidiaries.

(iv) Section 3.01(q)(iv) of the Company Disclosure Letter sets forth, as of the date hereof, a true, complete and correct list (by category) of all patents, trademarks, service marks, design rights, utility models, copyrights and tradenames and all applications for patents, trademarks, service marks, copyrights and tradenames owned by or licensed to the Company or any of its Subsidiaries that are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole (other than software licenses for generally available software). The patent applications listed in Section 3.01(q)(iv) of the Company Disclosure Letter are pending and have not been abandoned, and have been and continue to be prosecuted by competent patent counsel in a diligent manner. All patents, trademarks, service marks, copyrights purported to be registered by the Company or any of its Subsidiaries, tradenames and applications therefor owned by or licensed to the Company or any of its Subsidiaries have been duly registered and/or filed with or issued by each appropriate Governmental Entity in the jurisdiction indicated in Section 3.01(q)(iv) of the Company Disclosure Letter, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been timely paid to continue all such rights in effect. None of the patents, registered designs or utility models listed in Section 3.01(q)(iv) of the Company Disclosure Letter has expired or has been declared invalid or unenforceable, in whole or in part, by any Governmental Entity. To the Knowledge of the Company, there are no ongoing interferences, oppositions, reissues, reexaminations, cancellations, challenges or other proceedings involving any of the Intellectual Property Rights listed in Section 3.01(q)(iv) of the Company Disclosure Letter, including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office, similar administrative agency or court. To the Knowledge of the Company, there are no published patents, patent applications, articles, prior art references or other factors or circumstances that could affect the validity or enforceability of any of the Intellectual Property Rights listed in Section 3.01(q)(iv) of the Company Disclosure Letter. To the Knowledge of the Company, each of the patents and patent applications listed in Section 3.01(q)(iv) of the Company Disclosure Letter properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such patent is issued or such patent application is pending. Each person who has or has had any rights in or to the Intellectual Property Rights listed on Section 3.01(q)(iv) of the Company Disclosure Letter that are owned by the Company or its Subsidiaries, including, each inventor named on the patents and patent applications listed in Section 3.01(q)(iv) of the Company Disclosure Letter, has executed an agreement assigning his, her or its entire right, title and interest in and to such Intellectual Property Rights, and the inventions embodied, described and/or claimed therein, to the Company or a Subsidiary of the Company. To the Knowledge of the Company, no such person has any contractual or other obligation that would preclude or conflict with any such assignment or otherwise conflict with the obligations of such person to the Company or such Subsidiary under such agreement with the Company or such Subsidiary.

(v) Section 3.01(q)(v)(A) of the Company Disclosure Letter sets forth a true, complete and correct list of all options, rights, licenses, assignments (other than assignments from inventors to the Company or its Subsidiaries) or interests of any kind concerning the Intellectual Property Rights that are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, (i) granted to or owned by the Company or any of its Subsidiaries, other than software licenses for generally available software, or (ii) granted by the Company or any of its Subsidiaries to any other person. Section 3.01(q)(v)(B) of the Company Disclosure Letter sets forth a true, complete and correct list of those options, rights, licenses, assignments or interests listed on Section 3.01(q)(v)(A) of the Company Disclosure Letter that are terminable by the licensor or grantor solely upon the giving of notice of 18 months or less.

(vi) No material trade secret of the Company or any of its Subsidiaries has been published or disclosed by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other person to any person except pursuant to Contracts requiring such other persons to keep such trade secrets confidential.

(vii) None of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement will (A) entitle any third party to any royalty or other payment under any Intellectual Property Right of the Company or any of its Subsidiaries solely as a result of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval and the other transactions contemplated by this Agreement, (B) accelerate the time of any royalty or other payment or trigger any royalty or other payment, increase the amount of any royalty or other payment or trigger any other obligation under any Intellectual Property Right of the Company or any of its Subsidiaries listed in Section 3.01(q)(v) of the Company Disclosure Letter or (C) terminate, or give rise to the right to terminate, any Contract concerning the Intellectual Property Rights of the Company or any of its Subsidiaries listed in Section 3.01(q)(v) of the Company Disclosure Letter.

(r) Voting Requirements. The affirmative vote of holders of a majority of the outstanding shares of Company Voting Common Stock at the Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby.

(s) State Takeover Statutes. The Board of Directors of the Company has unanimously approved the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and such approval represents all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the provisions of Section 203 of the DGCL

(“Section 203”) to the extent, if any, Section 203 would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement. No other state takeover statute or similar statute or regulation, including those of the United Kingdom, Northern Ireland and the European Union, applies or purports to apply to this Agreement, the Merger or the other transactions contemplated by this Agreement.

(t) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Gerard Klauer Mattison & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. No broker, investment banker, financial advisor or other person, other than Gerard Klauer Mattison & Co. provided substantive services to the Company or any of its Subsidiaries in connection with the Merger, the negotiation and execution of this Agreement or any of the transactions contemplated hereby. The Company has delivered to Parent true, complete and correct copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

(u) Opinion of Financial Advisor. The Company has received the opinion of Gerard Klauer Mattison & Co., dated the date hereof, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, a signed copy of which opinion has been delivered to Parent.

(v) Rights Agreement. The Company is not party to or legally bound by any agreement, plan or arrangement (a “Rights Agreement”) whereby, upon the acquisition of beneficial ownership of a specified percentage of any class of the Company’s capital stock by a person or group (an “Acquiring Person”), whether with or without the approval of such acquisition by the Board of Directors of the Company or any committee or subgroup thereof, the stockholders of the Company, except for the Acquiring Person, receive rights to or otherwise become entitled to receive or purchase (i) shares of a class of capital stock of the Company having rights, preferences or qualifications that are different from the rights, preferences or qualifications of the class of capital stock acquired by the Acquiring Person, (ii) shares of a class of capital stock of the Company for less than fair market value, (iii) shares of a class of capital stock of any person that is the successor entity of the Company in a merger, consolidation or similar transaction with the Company for less than fair market value or (iv) any other rights that if exercised would have the effect of diluting the economic or voting interests of the Acquiring Person (any of the rights described in clauses (i)-(iv) are referred to herein as “Rights”).

(w) Regulatory Compliance. (i) As to each product subject to the jurisdiction of the FDA under the FDCA, as amended, and the regulations thereunder and the Public Health Services Act, as amended (“PHSA”) and the regulations thereunder or similar Legal Provisions, each product subject to the jurisdiction of the Drug Enforcement Administration (“DEA”) under the Controlled Substances Act, as amended, or similar Legal Provisions, and Controlled Substances Import and Export Act, as amended (“CSA”) and the regulations thereunder or similar Legal Provisions (each such product, a “Pharmaceutical Product”) that is manufactured, packaged, labeled, tested, distributed, sold and/or marketed by the Company or any of its Subsidiaries, or any Pharmaceutical Product licensed by the Company or any of its Subsidiaries to any licensee of the Company or any of its Subsidiaries (a “Product Licensee”), such Pharmaceutical Product is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by the Company, its Subsidiaries and each Product Licensee in compliance in all material respects with all applicable requirements under FDCA, PHSA, CSA and similar Legal Provisions, including those relating to registration, investigational use, premarket clearance, licensure, application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing quotas, labeling, advertising, record keeping, filing of reports and security. None of the Company, any of its Subsidiaries or any Product Licensee has received any notice, warning letter or other communication from the FDA, DEA, or any other Governmental Entity (A) contesting the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, sale of, controlled substance scheduling of and quotas for, or the labeling and promotion of any Pharmaceutical Product or (B) otherwise alleging any violation of any

Legal Provision by the Company, any of its Subsidiaries or any Product Licensee.

(ii) Except as disclosed in the Filed SEC Documents, no Pharmaceutical Products of the Company or any of its Subsidiaries or Pharmaceutical Products which are licensed by the Company to any Product Licensee have been recalled, replaced or suspended or, at the direction of any Governmental Entity, withdrawn or discontinued, nor have any registrations from a Governmental Entity, including any DEA registrations, been terminated by the Company, any of its Subsidiaries or any Product Licensee in the United States or outside the United States (whether voluntarily or otherwise). To the Knowledge of the Company, there are no completed or pending efforts to impose a clinical hold on any clinical investigation, proceedings seeking the recall, withdrawal, replacement, suspension or seizure of any such Pharmaceutical Product, or proceedings seeking the suspension or revocation of any registrations from a Governmental Entity (including any DEA registrations), including an order to show cause against the Company, any of its Subsidiaries or any Product Licensee, nor have any such efforts or proceedings been pending at any prior time.

(iii) As to each Pharmaceutical Product of the Company or any of its Subsidiaries for which a human biological license application, human establishment license application, human product license application, new human drug application, investigational new human drug application, abbreviated or supplemental new human drug application, or abbreviated or supplemental new animal drug application, new animal drug application, registration or quota issued by the DEA, or similar state or foreign regulatory application has been approved, the Company, its Subsidiaries and each Product Licensee are in compliance in all material respects with 21 U.S.C. sec. 355, 360b, 42 U.S.C. sec. 351, and 21 U.S.C. sec. 822, and 21 C.F.R. Parts 312, 314, 511, 514, 601, and 1301 et seq., respectively, and similar Legal Provisions and all terms and conditions of such applications. As to each such application or other submission that the Company, its Subsidiaries or a Product Licensee has submitted to, but not yet gained approval or other permission from the FDA, DEA or any other Governmental Entity, the Company, its Subsidiaries and each Product Licensee has responded to all requests for information fully in accordance with such requests and taken all additional actions reasonably required by the FDA, DEA or such other

Governmental Entity in connection with the application or submission. To the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to delay, in any material respect, or prevent approval of any pending applications or other submissions to the FDA, DEA or any other Governmental Entity. As to each such Pharmaceutical Product, the Company, its Subsidiaries and each Product Licensee and the officers, employees or agents of the Company, its Subsidiaries and each Product Licensee have included in the application for such Pharmaceutical Product, where required, the certification described in 21 U.S.C. sec. 335a(k)(1) and similar Legal Provisions and the list described in 21 U.S.C. sec. 335a(k)(2) and similar Legal Provisions, and such certification and such list was in each case true and accurate when made and remained true and accurate thereafter. In addition, the Company, its Subsidiaries and each Product Licensee are in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. sec. 360 and 21 C.F.R. Part 207 and similar Legal Provisions.

(iv) Each article of any Pharmaceutical Product manufactured and released and/or distributed by the Company, any of its Subsidiaries and any Product Licensee is not adulterated within the meaning of 21 U.S.C. sec. 351 (or similar Legal Provisions) or misbranded within the meaning of 21 U.S.C. sec. 352 (or similar Legal Provisions).

(v) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any Product Licensee or any officer, employee or agent of the Company, any of its Subsidiaries or any Product Licensee has made any untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Entity, failed to disclose a fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Product Licensee or any officer, employee or agent of the Company, any of its Subsidiaries or any Product Licensee has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or other similar Legal Provisions or authorized by 21 U.S.C. sec. 335a(b) or any similar Legal Provisions.

(vi) None of the Company, any of its Subsidiaries or any Product Licensee has received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action, including lawsuits, arbitrations, or legal or administrative or regulatory proceedings, charges, complaints, or investigations (other than routine governmental inspections or similar activities), nor are there any completed or pending efforts to withdraw its approval of, request the recall of, suspension of, seizure of, change the quotas for controlled substances, or change the controlled substances schedules of any Pharmaceutical Product of the Company, any of its Subsidiaries or any Product Licensee, or commenced, or threatened to initiate, any action to impose a clinical hold on any clinical investigation by the Company, any of its Subsidiaries or any Product Licensee, withdraw advertising or sales promotion materials, or any action to enjoin production at, or suspend or revoke the DEA registration or any facility of, or enter into a consent decree of permanent injunction with the Company, any of its Subsidiaries or a Product Licensee.

(vii) The Company, each of its Subsidiaries and each Product Licensee are in material compliance with and are not in violation in any material respect of, all applicable laws, rules and regulations regarding the conduct of pre-clinical and clinical investigations, including, good laboratory practices, good clinical practices, investigational new drug requirements regarding informed consent and institutional review boards designed to ensure the protection of the rights and welfare of human subjects, including, the requirements provided in 21 C.F.R. Parts 50, 56, 58 and 312. Each clinical trial with respect to Pharmaceutical Products of the Company, each of its Subsidiaries and, to the Knowledge of the Company, each Product Licensee has been conducted in accordance with its clinical trial protocol in all material respects and the Company, one of its Subsidiaries or a Product Licensee has filed all required notices (and made available to Parent copies thereof) of adverse drug experiences, injuries or deaths relating to clinical trials of such Pharmaceutical Products, and the

Company, one of its Subsidiaries or a Product Licensee has filed all required notices of any such occurrence.

(viii) The Company, one of its Subsidiaries or a Product Licensee is authorized to sell Pharmaceutical Products in each of the countries in which such Pharmaceutical Products are currently being sold and all permits necessary for such sale are held by the Company, one of its Subsidiaries or a Product Licensee. To the extent that any biological drugs or other drug is intended for export from the United States, each of the Company, its Subsidiaries and each Product Licensee is in compliance in all material respects with all of the requirements in 21 U.S.C. sec. 381(e) or sec. 382, and the Controlled Substances Import and Export Act (21 U.S.C. sec. 951, et. seq.).

(ix) All manufacturing, warehousing, distributing, and testing operations conducted by or for the benefit of the Company, its Subsidiaries and each Product Licensee are not in violation of and have been and are being conducted in material compliance with the good manufacturing practice regulations set forth in 21 C.F.R. Parts 210 and 211 and similar Legal Provisions.

(x) No person has filed a claim for loss or potential loss under any indemnity covering participants in clinical trials of Pharmaceutical Products of the Company, its Subsidiaries or any Product Licensee.

(xi) No material modifications to the process by which Pharmaceutical Products of the Company, any of its Subsidiaries or any Product Licensee that are being produced for use in clinical trials will be necessary in order to manufacture commercial quantities of such Pharmaceutical Products.

(xii) The Company and its Subsidiaries do not manufacture, sell or distribute, and have not developed and are not currently developing any veterinary biological products or radiopharmaceuticals.

(xiii) The Company has provided or made available to Parent all documents in its possession, the possession of its Subsidiaries or the possession of any Product Licensee concerning communication to or from the FDA, DEA or other Governmental Entity or prepared by the FDA, DEA or other Governmental Entity which bear in any material respect on compliance with the FDA, DEA or such other Governmental Entity’s regulatory requirements, including but not limited to, any deficiency letter, warning letter, non-approvable letter/order, withdrawal letter/order, or similar communications.

(xiv) The Company, its Subsidiaries and each Product Licensee are not in violation of and are in material compliance with all applicable laws, rules and regulations regarding the manufacture, analysis, distribution and investigation of controlled substances including the requirements provided by 21 U.S.C. sec. 801, et. seq., and 21 C.F.R. sec. 1300 et. seq.

(x) Unlawful Payments. None of the Company, any of its Subsidiaries, or any officer, director, employee, agent or representative of the Company or any of its Subsidiaries has made, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of the Company or any of its Subsidiaries, unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.

(y) Warrants. No holder of a Warrant has exercised, and no such holder has notified the Company that it intends to exercise, any rights which could entitle such holder to receive, upon exercise of a Warrant, consideration in respect of each Common Share subject to such Warrant that is greater than the Merger Consideration minus the exercise price in respect of each Common Share subject to such Warrant that is payable upon the exercise of such Warrant. All Warrants may, by their terms, be canceled in exchange for a lump sum cash payment in accordance with and to the extent required by Section 3.01(y) of the Company Disclosure Schedule.

(z) Government Contracts. (i) To the Knowledge of the Company, none of the employees, consultants or agents of the Company or any of its Subsidiaries is or during the last six years has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by any Governmental Entity. There is no pending, and during the last six years there has been no, audit or investigation by a Governmental Entity with respect to any alleged improper activity, misstatement or omission arising under or relating to a Government Contract. During the last six years, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, or, to the Knowledge of the Company, has had reason to conduct, initiate or report any internal investigation, or has made a voluntary disclosure with respect to any alleged improper activity, misstatement or omission arising under or relating to a Government Contract. None of the Company, its Subsidiaries nor, to the Knowledge of the Company, any of their respective employees, consultants or agents has made any intentional misstatement or omission in connection with any voluntary disclosure that has led or is expected to lead, either before or after the Closing Date, to any of the consequences set forth the immediately preceding two sentences or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

(ii) To the Knowledge of the Company, there are (A) no outstanding material claims against the Company or any of its Subsidiaries by a Governmental Entity or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract and (B) no disputes between the Company or any of its Subsidiaries and a Governmental Entity under the Contract Disputes Act or similar Legal Provisions or between the Company or any of its Subsidiaries and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract. No event, condition or omission has occurred that would constitute grounds for a material claim or a dispute under clauses (A) or (B). Neither the Company nor any of its Subsidiaries has an interest in any pending or potential claim under the Contract Disputes Act or similar Legal Provisions against a Governmental Entity or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract.

(iii) None of the Company, its Subsidiaries nor, to the Knowledge of the Company, any of their respective employees, consultants or agents is (or during the last six years has been) suspended or debarred from doing business with a Governmental Entity or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for contracting with a Governmental Entity.

(iv) All material test and inspection results that the Company or its Subsidiaries have provided to a Governmental Entity or any other entity pursuant to a Government Contract or as a part of the delivery to a Governmental Entity pursuant to a Government Contract of any article designed, engineered or manufactured by the Company or its Subsidiaries were complete and correct in all material respects. Either the Company or one of its Subsidiaries has provided all material test and inspection results to the relevant Governmental Entity pursuant to each Government Contract as required by applicable Legal Provisions and the terms of the applicable Government Contract.

(v) With respect to each Government Contract (A) the Company or one of its Subsidiaries has complied in all material respects with the terms and conditions of such Government Contract; (B) the Company or one of its Subsidiaries has complied with all material requirements of all applicable Legal Provisions pertaining to such Government Contract; (C) all material representations and certifications set forth in or pertaining to such Government Contract were current, complete and correct as of their effective date, and the Company or one of its Subsidiaries has complied in all material respects with all such representations and certifications; (D) no Governmental Entity nor any prime contractor, subcontractor or other entity has notified the Company or its Subsidiaries in writing that the Company or its Subsidiaries has breached or violated any material Legal Provisions pertaining to such Government Contract; (E) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect pertaining to such Government Contract and, no event, condition or omission has occurred or exists that would constitute grounds to any such action; (F) no cost incurred by the Company or its Subsidiaries pertaining to such Government Contract is the subject of any investigation or has been disallowed by the relevant Governmental Entity; (G) no money due to the Company or its Subsidiaries pursuant to such Government Contract has been withheld or set off and (H) such Government Contract is valid and subsisting.

          SECTION 3.02. Representations and Warranties of Parent and Sub. Parent and Sub jointly and severally represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized,

validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and could not reasonably be expected to have a Parent Material Adverse Effect.

(b) Authority; Noncontravention. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and the transactions contemplated hereby do not require approval of the holders of any shares of capital stock of Parent. This Agreement has been duly executed and delivered by Parent and Sub, as applicable, and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under (x) the Second Amended and Restated Charter or By-laws of Parent or the Certificate of Incorporation or By-laws of Sub, (y) any Contract to which Parent or Sub is a party or any of their respective properties or assets is subject or (z) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate have not had and could not reasonably be expected to have a Parent Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by Parent under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (3) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and could not reasonably be expected to have a Parent Material Adverse Effect.

(c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Financial Resources. Parent has available to it sufficient financial resources to fulfill its obligations hereunder.

ARTICLE IV

Covenants Relating to Conduct of Business

          SECTION 4.01. Conduct of Business. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice (including in respect of research and development activities and programs) and in compliance in all material respects with all applicable laws, regulations and treaties and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business shall be unimpaired at the Effective Time, except as set forth in Section 4.01(a) of the Company Disclosure Letter. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed):

(i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except upon the exercise of options outstanding on the date of this Agreement as set forth in the Company Disclosure Letter to the extent net exercises are provided for in the plans or agreements governing such options);

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or Warrants or settlement of Company Stock-Based Awards, in each case outstanding on the date of this Agreement in accordance with their terms on the date of this Agreement);

(iii) amend the Company Certificate or the Company By-laws or other comparable charter or organizational documents of any of the Company’s Subsidiaries;

(iv) directly or indirectly acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any person or division, business or equity interest of any person or (y) any asset or assets other than in the ordinary course of business consistent with past practice;

(v) (x) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets or any interests therein (including securitizations), except for sales of inventory and used equipment in the ordinary course of business consistent with past practice; or (y) enter into modify or amend any lease of property, except for modifications or amendments that are not adverse to the Company or any of its Subsidiaries;

(vi) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than to (A) any of the Company’s Subsidiaries or (B) employees in respect of travel expenses in the ordinary course of business consistent with past practice;

(vii) except as contemplated by the Company’s current capital budget set forth in Section 4.01(a) of the Company Disclosure Letter, make any new capital expenditure or expenditures which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $200,000;

(viii) (w) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or for the settlement of product warranty claims that are fully covered and will be paid by a third party insurer (except for applicable deductibles) or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Filed SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (x) cancel any indebtedness, (y) waive or assign any claims or rights of substantial value or (z) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, fail to enforce, or consent to any matter with respect to which consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(ix) modify, amend or terminate any material Contract to which the Company or any of its Subsidiaries is a party or waive, release or assign any material rights or claims thereunder;

(x) enter into any material Contracts relating to the research, development, distribution, training, sale, supply, license, marketing, co-promotion or manufacturing by third parties of products of the Company or any Subsidiary of the Company or products licensed by the Company or any Subsidiary of the Company, other than pursuant to any such Contracts currently in place (that have been made available to Parent prior to the date hereof) in accordance with their terms as of the date hereof or otherwise in the ordinary course of business consistent with past practice;

(xi) enter into, modify, amend or terminate any Contract which if so entered into, modified, amended or terminated could reasonably be expected to (A) have a Material Adverse Effect, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(xii) enter into any Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement could reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;

(xiii) enter into any Contract containing any restriction on the ability of the Company or any of its Subsidiaries to assign its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent or any of its Subsidiaries in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement;

(xiv) except as otherwise contemplated by this Agreement, enter into any agreement of a nature that would be required to be filed as an exhibit to Form 10-K under the Exchange Act, other than in the ordinary course of business consistent with past practice;

(xv) except as otherwise contemplated by this Agreement or as required to comply with applicable Legal Provisions or as required to comply with Company Benefit Plans and Company Benefit Agreements as in effect on the date of this Agreement and disclosed in the Company Disclosure Letter, (A) adopt, enter into, terminate or amend (I) any collective bargaining agreement or Company Benefit Plan or (II) any Company Benefit Agreement or other agreement, plan or policy involving the Company or any of its Subsidiaries and one or more of their respective current or former directors, officers, employees or consultants, (B) except as set forth in Section 4.01(a)(xv) of the Company Disclosure Letter, increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus to, any current or former director, officer, employee or consultant other than normal increases in cash compensation (other than to officers and directors) in the ordinary course of business consistent with past practice, (C) pay any benefit or amount not required under any Company Benefit Plan or Company Benefit Agreement or any other benefit plan or arrangement of the Company or any of its Subsidiaries as in effect on the date of this Agreement, (D) except with respect to payments under the Company’s disclosed severance policy, grant or pay any severance or termination pay or increase in any manner the severance or termination pay of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement, Company Benefit Agreement or Company Benefit Plan (including the grant of Company Stock Options, “phantom” stock, stock appreciation rights, “phantom” stock rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Company Benefit Agreements, Company Benefit Plans or agreements or awards made thereunder), other than increases permitted under clause (B) above, (F) amend or modify any Stock Option, Warrant or other Company Stock-Based Award, (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan or Company Benefit Agreement, (H) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement or (I) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined;

(xvi) except as required by GAAP, revalue any material assets of the Company or any of its Subsidiaries or make any change in accounting methods, principles or practices;

(xvii) sell, transfer or license to any person or otherwise extend, amend or modify any rights to material Intellectual Property Rights of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice; or

(xviii) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

          (b) Other Actions. The Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified by materiality becoming untrue or (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect.

          (c) Advice of Changes; Filings. The Company and Parent shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it (and, in the case of Parent, made by Sub) contained in this Agreement that is qualified as to materiality being or becoming as of any time between the date of this Agreement and the Effective Date untrue or inaccurate at such time in any respect or any such representation or warranty that is not so qualified being or becoming as of any time between the date of this Agreement and the Effective Date untrue or inaccurate at such time in any material respect or (ii) the failure of it (and, in the case of Parent, of Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall promptly provide the other copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

          (d) Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) timely file all tax returns (“Post-Signing Returns”) required to be filed by or on behalf of each such entity; (ii) timely pay all taxes due and payable in respect of such Post-Signing Returns that are so filed; (iii) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all taxes payable by such entity for which no Post-Signing Return is due prior to the Effective Time; (iv) promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (collectively, “Actions”) pending against or with respect to the Company or any of its Subsidiaries in respect of any material tax; (v) not make any material tax election or settle or compromise any Actions in respect of any tax other than in the ordinary course of business or as required by applicable Legal Provisions; and (vi) cause all existing tax sharing agreements, tax indemnity obligations and similar agreements, arrangements and practices with respect to taxes to which the Company or any of its Subsidiaries is or may be a party or by which the Company or any of its Subsidiaries is or may otherwise be bound to be terminated as of the Closing Date so that after such date neither the Company nor any of its Subsidiaries shall have any further rights or liabilities thereunder.

          The Company shall deliver to Parent at or prior to the Closing a certificate from the Company, dated no more than 30 days prior to the Closing Date and signed by a responsible corporate officer of the Company under penalties of perjury, to the effect that, to such responsible corporate officer’s knowledge and belief, the Company has not been at any time in the previous five years a “United States real property holding corporation”, as such term is defined in Section 897(c) of the Code.

          SECTION 4.02. No Solicitation. (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be a breach of this Section 4.02(a) by the Company. The Company shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and Gerard Klauer Mattison & Co. or another financial advisor of nationally recognized reputation) constitutes or is reasonably likely to constitute a Superior Proposal, and which Takeover Proposal was unsolicited and made after the date hereof and did not otherwise result from a breach of this Section 4.02(a), the Company may, if its Board of Directors determines in good faith (after consultation with outside counsel and Gerard Klauer Mattison & Co. or another financial advisor of nationally recognized reputation) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Legal Provisions, and subject to compliance with Section 4.02(c) and after giving Parent written notice of such determination, (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

          The term “Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 20% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or the shareholders of any person would own 20% or more of any class of equity securities of the Company or any of its Subsidiaries or of any resulting parent company of the Company, other than the transactions contemplated by this Agreement.

          The term “Superior Proposal” means any bona fide offer made by a third party that if consummated would result in such person (or its shareholders) owning, directly or indirectly, all or substantially all of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company, which the Board of Directors of the Company determines in good faith (after consultation with outside counsel and Gerard Klauer Mattison & Co. or another financial advisor of nationally recognized reputation) (i) would result in greater value to the stockholders of the Company from a financial point of view than the Merger (taking into account all the terms and conditions of such offer and this Agreement (including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

          (b) Neither the Board of Directors of the Company nor any committee thereof shall directly or indirectly (i) (A) withdraw (or modify in a manner adverse to Parent), or propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, or the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)); provided, however, that the Company shall not be prohibited from entering into an agreement referred to in and in accordance with Section 7.01(f)(iv). Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, the Board of Directors of the Company may make an Adverse Recommendation Change if such Board of Directors determines in good faith (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Legal Provisions.

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall promptly advise Parent orally and in writing of any Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Takeover Proposal, the material terms and conditions of any such Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such Takeover Proposal or inquiry. The Company shall (i) keep Parent fully informed on a current basis of the status and details (including any change to the terms thereof) of any such Takeover Proposal or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company or any of its Subsidiaries from any person that describes any of the terms or conditions of any Takeover Proposal.

          (d) Nothing contained in this Section 4.02 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, or (ii) communicating information about any Takeover Proposal to its stockholders if the Board of Directors of the Company determines in good faith (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Legal Provisions.

ARTICLE V

Additional Agreements

          SECTION 5.01. Preparation of the Proxy Statement; Stockholders’ Meeting. (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and, subject to Parent’s right to review, comment on and make objections with respect to the Proxy Statement as provided below, the Company shall file with the SEC the Proxy Statement and the Company shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the

SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and the staff of the SEC, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company (i) shall provide Parent an adequate opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) shall not file or mail such document or respond to the SEC or the staff of the SEC over Parent’s reasonable objection.

          (b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) solely for the purpose of obtaining the Stockholder Approval. Subject to Section 4.02(b), the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of such Board of Directors’ or such committee’s approval or recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement. Notwithstanding the foregoing, if the Company properly exercises its right to terminate this Agreement pursuant to Section 7.01(f), the Company’s obligations pursuant to the first sentence of this Section 5.01(b) shall terminate.

          SECTION 5.02. Access to Information; Confidentiality. The Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, consultants, financial advisors and other Representatives, reasonable access (including for the purpose of coordinating integration activities and transition planning with the employees of the Company and its Subsidiaries) during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries’ properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request. Except for disclosures expressly permitted by the terms of the confidentiality letter agreement dated as of August 28, 2002, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

          SECTION 5.03. Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (1) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (2) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Nothing in this Agreement shall be deemed to require Parent to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent, the Company or any of their respective Subsidiaries.

          SECTION 5.04. Company Stock Options; Warrants. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) adjust the terms of all outstanding Company Stock Options (other than rights under the ESPP) as necessary to provide that, at the Effective Time, each such Company Stock Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall be canceled and the holder thereof shall then become entitled to receive, as soon as practicable following the Effective Time, a single lump sum cash payment equal to the product of (1) the number of shares of Company Common Stock subject to such Company Stock Option and (2) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option;

(ii) terminate the ESPP (and any then outstanding offering period thereunder) at the Effective Time in accordance with the terms of the ESPP as in effect on the date hereof and refund without interest to each participant (or such participant’s beneficiary) as soon as practicable thereafter the entire amount, if any, in each participant’s account thereunder; and

(iii) make such other changes to the Company Stock Plans as the Company and Parent may agree are appropriate to give effect to the Merger.

          (b) All amounts payable to holders of Company Stock Options pursuant to Section 5.04(a)(i) shall be subject to any required withholding of Taxes and shall be paid without interest as soon as practicable following the

Effective Time.

          (c) The Company shall ensure that following the Effective Time, no holder of a Company Stock Option (or former holder of a Company Stock Option) or any participant in any Company Stock Plan, Company Benefit Plan or Company Benefit Agreement shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any interest therein (including “phantom” stock or stock appreciation rights).

          SECTION 5.05. Indemnification, Exculpation and Insurance. (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Certificate, the Company By-laws or any indemnification agreement between such directors or officers and the Company (in each case, as in effect on the date hereof) shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

          (b) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company, any of its Subsidiaries or any of their respective predecessors; or (ii) this Agreement and Plan of Merger, or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, Parent shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable Legal Provisions), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them and to Parent. Parent’s obligations under this Section 5.05(b) continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim.

          (c) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 5.05.

          (d) For six years after the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (a true, complete and correct copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amount no less favorable in any material respect than those of such policy in effect on the date hereof; provided, however, that Parent may substitute therefor policies of Parent containing terms with respect to coverage and amount no less favorable to such directors and officers; provided further, however, that in satisfying its obligation under this Section 5.05(d) Parent shall not be obligated to pay annual premiums in excess of 200% of the amount paid by the Company for coverage for its last full fiscal year (which premiums for coverage for such last full fiscal year are hereby represented and warranted by the Company to be $89,500), it being understood and agreed that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such annual 200% amount.

          (e) The provisions of this Section 5.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

          SECTION 5.06. Fees and Expenses. (a) Except as provided in paragraph (b) of this Section 5.06, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

          (b) In the event that (i) this Agreement is terminated by Parent pursuant to Section 7.01(e), (ii) this Agreement is terminated by the Company pursuant to Section 7.01(f) or (iii) (A) a Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal,(B) this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) (but only if a vote to obtain the Stockholder Approval or the Stockholders’ Meeting has not been held) or Section 7.01(b)(iii) and (C) within 12 months after such termination, the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Takeover Proposal (solely for purposes of Section 5.06(b)(iii), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.02(a) except that all references to “20%” shall be deemed references to “50%”), then the Company shall pay Parent a fee equal to $7,400,000 (the “Termination Fee”) by wire transfer of same-day funds (x) in the case of a payment required by clause (i) or (ii) above, on the date of termination of this Agreement and (y) in the case of a payment required by clause (iii) above, on the date of the first to occur of the events referred to in clause (iii)(C).

          (c) The Company acknowledges and agrees that the agreements contained in Section 5.06(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 5.06(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

          SECTION 5.07. Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Legal Provisions, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

          SECTION 5.08. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent.

          SECTION 5.09. Employee Matters. (a) Subject to applicable collective bargaining agreements, for the six-month period immediately following the Effective Time, Parent shall maintain or cause the Surviving Corporation to maintain for the benefit of employees of the Company and its Subsidiaries immediately prior to the Effective Time (the “Affected Employees”) who continue to be employed by the Surviving Corporation and its Subsidiaries, the Company Benefit Plans (other than the Company Stock Plans and any other plans to the extent they provide for the issuance of Company Common Stock or benefits based on the value of Company Common Stock) without any benefit reduction or elimination. Neither Parent nor the Surviving Corporation nor any of their subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements.

          (b) Subject to applicable collective bargaining agreements, commencing upon the expiration of the six-month period referred to in Section 5.09(a), with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA), severance or vacation plan maintained by Parent or any of its Subsidiaries and made available to Affected Employees (“Parent’s Plans”), service with the Company or any of its Subsidiaries shall be treated for all purposes (other than for purposes of benefit accrual under any defined benefit pension plan and other than as would result in the duplication of benefits) as service with Parent and its Subsidiaries (solely to the extent such service was recognized for such purposes under the corresponding Company Benefit Plan, if any such corresponding Company Benefit Plan exists immediately prior to the Effective Time). Any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in any of Parent’s Plans that provide medical, dental and other welfare benefits shall not apply with respect to Affected Employees and their dependents and beneficiaries to the extent that such periods, exclusions or requirements did not apply to such Affected Employees and their dependents and beneficiaries under corresponding Company Benefit Plans immediately prior to the end of the six-month period referred to in Section 5.09(a). Affected Employees shall receive full credit under Parent’s vacation plan or policy which is applicable to such Affected Employees for all unused vacation credited to such Affected Employees as of the expiration of the six-month period referred to in Section 5.09(a) (the “Accrued Unused Vacation”); provided that, with respect to the calendar year in which the expiration of such six-month period occurs, exclusive of the Accrued Unused Vacation, the maximum amount of vacation that an Affected Employee may be granted or may accrue under Parent’s vacation plan or policy for the remainder of such calendar year shall be a proportionate amount, based on the portion of such calendar year remaining after the end of such six-month period, of the amount of vacation such Affected Employee would have been granted or accrued for such calendar year had the Affected Employee been covered under Parent’s vacation plan or policy for the entirety of such calendar year.

          (c) Parent shall cause the Surviving Corporation to honor the Company’s obligations under the Company Benefit Plans and Company Benefit Agreements disclosed in the Company Disclosure Letter, as such plans and agreements are in effect as of the Closing Date, and Parent acknowledges and shall cause the Surviving Corporation to acknowledge that the consummation of the transactions contemplated by this Agreement shall constitute a “Change of Control” for purposes of such Company Benefit Plans and Company Benefit Agreements.

          (d) Nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue the employment of any specific person.

          SECTION 5.10. Subsidiary Dissolution. Upon the written request of Parent, the Company shall, as promptly as practicable, use its commercially reasonable efforts to take all actions necessary to dissolve the corporate existence of MTEC, Inc. in accordance with all applicable Legal Provisions.

ARTICLE VI

Conditions Precedent

          SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect prohibiting the consummation of the Merger.

          SECTION 6.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct as of such dates (without giving effect to any qualifications or limitations as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, (i) has not had and could not reasonably be expected to have a Material Adverse Effect and (ii) in the reasonable good faith judgment of the Board of Directors of Parent, has not adversely effected, and could not reasonably be expected to adversely affect, in a material way the anticipated economic and business benefits of the Merger to Parent; provided that in making any such determination the Board of Directors of Parent may not consider any failure of a representation or warranty to be true and correct resulting from the matters described in clauses (1) through (4) in the last proviso to Section 8.03(d). Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Litigation. There shall not be pending any suit, action or proceeding by any Governmental Entity, or by any other person, in either case having a reasonable likelihood of success, (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger, or seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent or Sub or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of any business or of any material assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to divest or hold separate any material portion of any business or of any material assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger, (iii) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries or (iv) otherwise having, or being reasonably expected to have, a Material Adverse Effect.

(d) Restraints. No Restraint that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of paragraph (c) of this Section 6.02 shall be in effect.

(e) Consents. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that Parent or the Company shall have obtained all consents, approvals, authorizations, qualifications and orders of Governmental Entities or third parties required (x) to consummate the transactions contemplated by this Agreement or (y) to insure that Parent, directly or indirectly, holds or has the right to use after the Effective Time in the same manner used by the Company and its Subsidiaries prior to the Effective Time and prior to the date of this Agreement all rights and assets of the Company and its Subsidiaries (including consents to assignments of material Contracts and Intellectual Property Rights), except where the failure to receive such consents, approvals, authorizations, qualifications or orders, individually or in the aggregate, (i) has not had and could not reasonably be expected to have a Material Adverse Effect and (ii) in the reasonable good faith judgment of the Board of Directors of Parent, has not adversely effected, and could not be reasonably be expected to adversely affect, in a material way the anticipated economic and business benefits of the Merger to Parent.

          SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct as of such dates (without giving effect to any qualifications or limitations as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and could not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          SECTION 6.04. Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03.

ARTICLE VII

Termination, Amendment and Waiver

          SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before February 15, 2003; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii) if any Restraint having any of the effects set forth in Section 6.01(c) shall be in effect for more than 60 days or shall have become final and nonappealable; or

(iii) if the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent (i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is incapable of being cured or has not been cured by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent or (ii) if any Restraint having the effects referred to in clauses (i) through (iv) of Section 6.02(c) shall be in effect for more than 60 days or shall have become final and nonappealable;

(d) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in

Section 6.03(a) or 6.03(b) and (B) is incapable of being cured or has not been cured by Parent within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company;

(e) by Parent, in the event that (i) an Adverse Recommendation Change shall have occurred, (ii) the Board of Directors of the Company fails publicly to reaffirm its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within five business days of a written request by Parent to provide such reaffirmation or (iii) if the Board of Directors of the Company resolves to enter into, or the Company enters into, a Takeover Proposal; or

(f) by the Company, at any time prior to obtaining the Stockholder Approval, upon the Board of Directors of the Company resolving to enter into, subject to the terms of this Agreement, a definitive agreement containing a Takeover Proposal by a third party; provided, however, that (i) the Board of Directors of the Company shall not so resolve unless (A) the Company shall have complied with its obligations under Section 4.02 hereof, (B) the Board of Directors of the Company shall have reasonably determined in good faith (after consultation with outside counsel and Gerard Klauer Mattison & Co. or another financial advisor of nationally recognized reputation) that such Takeover Proposal constitutes a Superior Proposal and such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to the stockholders of the Company under applicable Legal Provisions, and (C) the Company shall have fully negotiated the final terms of such Takeover Proposal; (ii) immediately following the Board of Directors of the Company so resolving, the Company shall have so notified Parent and provided to Parent in writing the identity of the person making, and the final terms and conditions of, such Takeover Proposal; (iii) such termination pursuant to this Section 7.01(f) shall not be effective unless and until Parent shall not have made, by 5:00 p.m., Eastern Standard Time of the seventh business day after Parent’s receipt of notice of the final terms and conditions of such Takeover Proposal, a substantially similar or superior proposal (a “Matching Proposal”) to such Takeover Proposal (it being understood and agreed that any amendment to the price or any other term of such Takeover Proposal shall require a new notice to Parent and a new seven business day period); (iv) the Company shall have the right to enter into a definitive agreement containing a Takeover Proposal during the period commencing upon the Board of Directors of the Company so resolving in accordance with this Section 7.01(f) and ending upon the termination of this Agreement pursuant to this Section 7.01(f) so long as (A) the effectiveness of such agreement is conditioned upon the Company complying with its obligations under Section 4.02 and this Section 7.01(f), (B) such agreement is terminable (and shall be terminated) by the Company if Parent makes a Matching Proposal in accordance with Section 7.01(f)(iii), (C) the effectiveness of such agreement is conditioned upon the termination of this Agreement pursuant to Section 7.01(f) and (D) immediately following the execution of such agreement, such agreement and all related agreements, exhibits, schedules and other documents are delivered to Parent; and (v) any purported termination pursuant to this Section 7.01(f) that is not in compliance with all of the terms of this Section 7.01(f) shall be null and void and of no effect.

          SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 3.01(t), the penultimate sentence of Section 5.02, Section 5.06, this Section 7.02 and Article VIII, which provisions shall survive such termination, and except to the extent that such termination results from the material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

          SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by law requires further approval by the stockholders of the Company or the approval of the shareholders of Parent without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

          SECTION 7.05. Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, requires, in the case of Parent or the Company, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 7.03, the duly authorized committee of its Board of Directors to the extent permitted by law.

ARTICLE VIII

General Provisions

          SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          SECTION 8.02. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses

          (or at such other address for a party as shall be specified by like notice):

if to Parent or Sub, to:

King Pharmaceuticals, Inc. 501 Fifth Street Bristol, TN 37620

Telecopy No.: (423) 989-8719

Attention:	John A. A. Bellamy, Esq. Executive Vice President, Legal Affairs & General Counsel

with a copy to:

Cravath, Swaine & Moore Worldwide Plaza 825 Eighth Avenue New York, NY 10019

Telecopy No.: (212) 474-3700

Attention: Scott A. Barshay, Esq.

if to the Company, to:

Meridian Medical Technologies, Inc. 10240 Old Columbia Road Columbia, MD 21046

Telecopy No.: (443) 259-7801

Attention:	James H. Miller Chairman, President and Chief Executive Officer

with a copy to:

Arnold & Porter 555 12th Street, N.W. Washington, DC 20004-1206

Telecopy No.: (202) 942-5999

Attention: Steven Kaplan, Esq.

          SECTION 8.03. Definitions. For purposes of this Agreement:

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) “Company Disclosure Letter” means the letter delivered by the Company to Parent prior to the execution of this Agreement, setting forth information relating to the representations and warranties of the Company included in Article III hereof and covenants of the Company included in Article IV hereof (it being understood that any information disclosed in the Company Disclosure Letter with respect to any particular Section of Article III hereunder shall be deemed to be disclosed for all Sections of Article III, if and only if such disclosure contains sufficient factual detail to render its relevance to such other purpose readily apparent);

(c) “Knowledge” of any person that is not an individual means, with respect to any matter in question, the knowledge of such person’s executive officers and other officers having primary responsibility for such matter, in each case after reasonable inquiry and investigation;

(d) “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development or developments which individually or in the aggregate could reasonably be expected to result in any change or effect, that (A) is materially adverse to the (i) business, (ii) properties, (iii) financial condition, or (iv) results of operations of the Company and its Subsidiaries, taken as a whole, or (B) could reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Merger or the other transactions contemplated by this Agreement; provided, that for purposes of analyzing whether any change, effect, event, occurrence, state of facts or development constitutes a “Material Adverse Effect” under this definition, the parties agree that (x) Parent will be deemed to have no knowledge of any state of facts, change, effect, condition, development, event or occurrence that is not readily apparent from the Company Disclosure Letter, (y) the analysis of materiality shall not be limited to either a long-term or short-term perspective and (z) each of the terms contained in clauses (A)(i) through (A)(iv) above are intended to be separate and distinct; provided further, that Material Adverse Effect shall not be deemed to include (1) the impact of changes in general economic and/or financial market conditions, (2) the impact of changes affecting the medical device industry or pharmaceutical industry generally, except those events, circumstances, changes or effects that adversely affect the Company and its Subsidiaries to a greater extent than they affect other entities operating in such industry, (3) actions or omissions of the Company (or any of its Subsidiaries) taken with the prior written consent of Parent in contemplation of the transactions contemplated hereby or (4) the fees and expenses of the Company’s third party advisors engaged in connection with the transactions contemplated hereby or any filing or other governmental fees related to the transactions contemplated hereby;

(e) “Parent Material Adverse Effect” means any change, effect, event, occurrence or state of facts (or any development or developments which individually or in the aggregate could reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent of the Merger or the other transactions contemplated by this Agreement;

(f) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

(g) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

          SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words

“without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

          SECTION 8.05. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

          SECTION 8.06. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 8.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Article II and Section 5.05, are not intended to confer upon any person other than the parties any legal or equitable rights or remedies.

          SECTION 8.08. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

          SECTION 8.09. Assignment. Neither this Agreement

nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          SECTION 8.10. Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

          SECTION 8.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

KING PHARMACEUTICALS, INC.,

by

Name:
Title:

MERLIN 2002 ACQUISITION CORP.,

by

Name:
Title:

MERIDIAN MEDICAL TECHNOLOGIES, INC.,

by

Name:
Title:

ANNEX I
TO THE MERGER AGREEMENT

Index of Defined Terms

Term
“Accrued Unused Vacation”	Section 5.09(b)
Acquiring Person	Section 3.01(v)
Actions	Section 4.01(d)
Adjusted Option	Section 5.04(a)
Adverse Recommendation Change	Section 4.02(b)
Affected Employees	Section 5.09(a)
Affiliate	Section 8.03(a)
Agreement	Preamble
Appraisal Shares	Section 2.01(d)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Claim	Section 5.05(b)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.02(h)
Commonly Controlled Entity	Section 3.01(k)
Company	Preamble
Company Benefit Agreements	Section 3.01(g)
Company Benefit Plans	Section 3.01(k)
Company By-laws	Section 3.01(a)
Company Certificate	Section 1.05(a)
Company Common Stock	Preamble
Company Consolidated Group	Section 3.01(o)
Company Disclosure Letter	Section 8.03(b)
Company Pension Plan	Section 3.01(m)
Company Preferred Stock	Section 3.01(c)
Company Stock-Based Awards	Section 3.01(c)
Company Stock Options	Section 3.01(c)
Company Stock Plans	Section 3.01(c)
Confidentiality Agreement	Section 5.02
Contract	Section 3.01(d)
CSA	Section 3.01(w)
DEA	Section 3.01(w)
DGCL	Section 1.01
Effective Time	Section 1.03
Environmental Laws	Section 3.01(j)
ERISA	Section 3.01(m)
ESPP	Section 3.01(c)
Exchange Act	Section 3.01(d)
Exchange Fund	Section 2.02(a)
Exchange Ratio	Section 5.04(a)
FDA	Section 3.01(j)
FDCA	Section 3.01(j)
Filed SEC Documents	Section 3.01(e)
GAAP	Section 3.01(e)
Government Contract	Section 3.01(i)
Governmental Entity	Section 3.01(d)
Hazardous Materials	Section 3.01(j)
HSR Act	Section 3.01(d)
Indemnified Parties	Section 5.05(b)
Intellectual Property Rights	Section 3.01(q)
IRS	Section 3.01(m)
Knowledge	Section 8.03(c)
Legal Provisions	Section 3.01(j)

ANNEX I
TO THE MERGER AGREEMENT

Term
Liens	Section 3.01(b)
Matching Proposal	Section 7.01(f)
Material Adverse Change	Section 8.03(d)
Material Adverse Effect	Section 8.03(d)
Merger	Preamble
Merger Consideration	Section 2.01(c)
Notice of Adverse Recommendation	Section 4.02(b)
Parachute Gross Up Payment	Section 3.01(n)
Parent	Preamble
Parent Common Stock	Section 5.04(a)
Parent Material Adverse Effect	Section 8.03(e)
“Parent’s Plans”	Section 5.09(b)
Paying Agent	Section 2.02(a)
Permits	Section 3.01(j)
person	Section 8.03(f)
Pharmaceutical Product	Section 3.01(w)
PHCA	Section 3.01(w)
Post-Signing Returns	Section 4.01(d)
Primary Company Executives	Section 3.01(n)
Product Licensee	Section 3.01(w)
Proxy Statement	Section 3.01(d)
Representatives	Section 4.02(a)
Release	Section 3.01(j)
Restraints	Section 6.01(d)
Rights	Section 3.01(v)
Rights Agreement	Section 3.01(v)
SEC	Section 3.01(d)
SEC Documents	Section 3.01(e)
Section 203	Section 3.01(s)
Section 262	Section 2.01(d)
Securities Act	Section 3.01(e)
Stockholder Approval	Section 3.01(r)
Stockholders’ Meeting	Section 5.01(b)
Sub	Preamble
Subsidiary	Section 8.03(g)
Superior Proposal	Section 4.02(a)
Surviving Corporation	Section 1.01
Takeover Proposal	Section 4.02(a)
taxes	Section 3.01(o)
taxing authority	Section 3.01(o)
tax returns	Section 3.01(o)
Termination Fee	Section 5.06(b)
Treatment, Storage and/or Disposal	Section 3.01(j)
Warrants	Section 3.01(c)

EXHIBIT A
TO THE MERGER AGREEMENT

Certificate of Incorporation
of the Surviving Corporation

          FIRST: The name of the corporation (hereinafter called the “Corporation”) is MERIDIAN MEDICAL TECHNOLOGIES, INC.

          SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

          FIFTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

          SIXTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that nothing contained in this Article SIXTH shall eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director or officer derived an improper personal benefit. No amendment to or repeal of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

          SEVENTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation

Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section. Such indemnification shall be mandatory and not discretionary. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. Any repeal or modification of this Article SEVENTH shall not adversely affect any right to indemnification of any persons existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

          EIGHTH: Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.